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[IRWIN L. JACOBS LETTERHEAD]

                                  May 3, 2001


                                 VIA FACSIMILE
                                  650-306-7512

Barry Forman
Clarent Corporation
700 Chesapeake Drive              --PERSONAL & CONFIDENTIAL--
Redwood City, CA 94063

Dear Barry:

         I am in receipt of your letter dated April 25, 2001, and frankly I am somewhat puzzled by its contents.

         During our recent telephone conversation I expressed some of the investment community concerns over the way Clarent is being perceived. When I asked you how you thought your most recent earnings conference call went you told me you thought it went well. I better understand Clarent's naive attitude towards Wall Street after hearing your version of the call. I heard that the call did not go well at all and, in fact, I now am able to better understand why your stock tumbled the day after Clarent's conference call.

         From everything I hear Clarent has a good software product line, however, Clarent is perceived to be trailing in its hardware technology. What really concerns me is the way Clarent is burning cash. I have seen many companies over the past several years that were not able to ultimately reach their goals because they didn't relize or deal with their weakness before it was to late.

         As a substantial shareholder of Clarent, I urge you to re-evaluate your business judgement towards going it alone and suggest that Clarent look at either selling, merging or partnering with someone that is complimentary and compatible with Clarent's software. Again, I want to emphasize the need for you to look at your options while you still have them versus the alternative. I believe the greatest value to Clarent shareholders is that you pursue the path of creating value rather than burning cash.


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Barry Forman
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         I will follow your progress or lack thereof with great interest. If you wish to discuss this letter please feel free to give me a call.


                                            Yours very truly,

                                            /s/ Irwin L. Jacobs
                                                Irwin L. Jacobs

ILI:bf